UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2020

COLLECTORS UNIVERSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-34240	33-0846191
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1610 East Saint Andrew Place, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 567-1234

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered under Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 Par Value	CLCT	Nasdaq Global Market

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On November 30, 2020, Collectors Universe, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cards Parent LP, a Delaware limited partnership (“Parent”), and Cards Acquisition Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, as promptly as practicable, Merger Sub will commence a tender offer (the “Offer”) to purchase the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) at an offer price of $75.25 per Share, in cash, without interest and subject to any withholding taxes (the “Offer Price”). Promptly following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will then be merged with and into the Company, with the Company surviving as an indirect wholly owned subsidiary of Parent (the “Merger”). The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”), which would not require a vote of the Company’s stockholders in order to consummate the Merger. At the effective time of the Merger (the “Effective Time”), each Share (except as provided in the Merger Agreement), as long as the Minimum Tender Condition (as defined below) is satisfied, will be cancelled and converted into the right to receive the Offer Price.

The Board of Directors of the Company (the “Board”) determined that the transactions contemplated by the Merger Agreement are in the best interests of the Company and its stockholders and approved the Merger Agreement and the transactions contemplated by the Merger Agreement and resolved to recommend that the Company’s stockholders tender their Shares in the Offer.

With respect to each Company Restricted Share (as defined in the Merger Agreement), at the Effective Time, (1) any vesting conditions applicable to such Company Restricted Share will automatically accelerate in full, and (2) such Company Restricted Share will be cancelled and the holder thereof will only be entitled to receive, without interest, an amount in cash equal to the product obtained by multiplying (A) the number of Company Restricted Shares outstanding immediately prior to the Effective Time by (B) the Offer Price, less applicable taxes required to be withheld with respect to such payment.

With respect to each Company RSU (as defined in the Merger Agreement), at the Effective Time, (1) any vesting conditions applicable to such Company RSU will automatically accelerate in full and (2) such Company RSU will automatically be cancelled and the holder thereof will only be entitled to receive, without interest, an amount in cash equal to the product obtained by multiplying (A) the number of Shares subject to such Company RSU award immediately prior to the Effective Time by (B) Offer Price, less applicable taxes required to be withheld with respect to such payment.

With respect to each Company PSU (as defined in the Merger Agreement), at the Effective Time, (1) any vesting conditions applicable to each Company PSU, whether vested or unvested, will automatically accelerate, and (2) such Company PSU award will automatically be cancelled and the holder thereof will only be entitled to receive, without interest, as promptly as practicable an amount in cash equal to the product obtained by multiplying (A) the number of Shares subject to such Company PSU award immediately prior to the Effective Time by (B) the Offer Price, less applicable taxes required to be withheld with respect to such payment. For purposes of determining the number of Shares subject to a Company PSU in clause (A) of the immediately preceding sentence, such number shall be (1) for any portion of a Company PSU with a one-year performance period ending as of June 30, 2019 or June 30, 2020, the number of outstanding Company PSUs applicable to such portion based on maximum performance in accordance with the terms of the applicable award agreement and Company stock plan and (2) for any portion of a Company PSU award with a one-year performance period ending as of June 30, 2021, June 30, 2022, or June 30, 2023, as applicable, the maximum number of Company PSUs applicable to such portion, in all cases, without adjustment for relative total shareholder return.

Under the terms of the Merger Agreement, Merger Sub’s obligation to accept and pay for Shares that are tendered in the Offer is subject to the satisfaction or waiver of certain conditions, including: (1) that prior to the expiration of the Offer there have been validly tendered and received (within the meaning of Section 251(h) of the DGCL) and not validly withdrawn a number of Shares that, together with Shares then-owned by Parent and any of its wholly owned subsidiaries, would represent at least one Share more than a majority of all then outstanding Shares (excluding certain specified Shares as more specifically described in the Merger Agreement) (the “Minimum Tender Condition”); (2) the accuracy of the Company’s representations and warranties in the Merger Agreement, subject to specific materiality qualifications and thresholds; (3) compliance by the Company with its covenants in the Merger Agreement in all material respects; (4) the absence of legal restraints or orders prohibiting the consummation of the transactions contemplated by the Merger Agreement; (5) the expiration or termination of the waiting period under the United States Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended; (6) the absence of a termination of the Merger Agreement in accordance with its terms; and (7) the non-occurrence of a Material Adverse Effect (as defined in the Merger Agreement) that is continuing.

Under the terms of the Merger Agreement, the Company will be subject to customary “no-shop” restrictions on its ability, except as permitted by the Merger Agreement, to solicit, initiate, propose or induce the making or knowingly encourage alternative acquisition proposals from third parties and to provide nonpublic information to, or participate in, discussions or negotiations with third parties regarding alternative acquisition proposals. The “no-shop” provision is subject to certain exceptions that permit the Board to comply with its fiduciary duties, which, under certain circumstances, would enable the Company to provide information to, and enter into discussions or negotiations with, third parties in response to alternative acquisition proposals.

The Merger Agreement contains certain termination rights for both the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $22,741,818. Specifically, if the Merger Agreement is terminated by (1) Parent in response to the Board changing its recommendation with respect to the Offer or the Company materially breaching certain of its obligations under the Merger Agreement or (2) Parent or the Company in response to the Board authorizing the acceptance of a superior proposal as permitted under the terms of the Merger Agreement, then, in each case, the termination fee will be payable by the Company to Parent. The termination fee will also be payable (1) if the Merger Agreement is terminated under certain circumstances and prior to such termination (but after the date of the Merger Agreement) a proposal, generally speaking, to acquire at least 50% of the Company’s stock or assets is publicly announced or disclosed by a third party and (2) within one year of such termination, the Company consummates, or enters into a definitive agreement providing for, a transaction involving the acquisition of at least 50% of its stock or assets.

Upon termination of the Merger Agreement under specified circumstances, Parent will be required to pay the Company a termination fee of $43,734,265. Specifically, if the Merger Agreement is terminated by the Company in response to (1) Parent failing to consummate the Offer after all of the conditions to the Offer have been satisfied or (2) certain breaches by Parent or Merger Sub of their representations, warranties, covenants or agreements in the Merger Agreement impacting Parent or Merger Sub’s ability to consummate the transaction contemplated by the Merger Agreement, then, in each case, the termination fee will be payable by Parent to the Company. D1 Capital Partners Master LP and CPV Investments VI, LLC (together, the “Limited Guarantors”) have each provided the Company with a limited guarantee in favor of the Company (each, a “Limited Guarantee”). Each Limited Guarantee guarantees, among other things, the payment of the Limited Guarantor’s pro rata portion of the termination fee payable by Parent, subject to the conditions set forth in the Limited Guarantee.

The Merger Agreement provides that the Company, on the one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations of the other party under the Merger Agreement, subject to the terms of the Merger Agreement.

Pursuant to equity commitment letters dated November 30, 2020, the Limited Guarantors have committed to provide Parent, on the terms and subject to the conditions set forth in each Limited Guarantors respective equity commitment letter, at the Effective Time, with an aggregate equity contribution of up to $730 million. This amount is sufficient to fund the acquisition of all of the Shares and to make the other payments required at the closing of the Merger, including in connection with the treatment of the Company’s stock-based equity awards described above.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which will be filed by the Company by amendment to this Current Report on Form 8-K.

The Merger Agreement contains customary representations and warranties by each of Parent, Merger Sub and the Company. These representations and warranties were made solely for the benefit of the parties to the Merger Agreement and:

●	may not be treated as categorical statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove inaccurate;
●	may have been qualified in the Merger Agreement by disclosures that were made to the other party in the confidential disclosure schedules to the Merger Agreement;
●	may apply contractual standards of “materiality” that are different from “materiality” under applicable securities laws; and
●	were made only as of the date of the Merger Agreement or such other date as may be specified in the Merger Agreement.

The Merger Agreement also contains customary covenants and agreements of the Company, Parent and Merger Sub, respectively, including with respect to the operation of the business of the Company between signing and the Effective Time. These covenants and agreements may have been qualified in the Merger Agreement by disclosures that were made to Parent and Merger in the confidential disclosure schedules to the Merger Agreement.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Compensatory Arrangements of Certain Officers

On November 29, 2020, and contingent upon entry into the Merger Agreement, the Board approved the following changes to the compensation arrangements of the Company’s named executive officers:

●	accelerated vesting and settlement of a portion of the Company RSUs and Company PSUs held by Joseph J. Orlando, the Company’s President and Chief Executive Officer, that are otherwise scheduled to vest at the Effective Time in order to mitigate against potential adverse tax consequences to Mr. Orlando and the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended; and
●	a one-time cash bonus of $100,000 for Joseph J. Wallace, the Company’s Senior Vice President and Chief Financial Officer, to recognize his outstanding contributions to the Company.

Item 8.01 Other Events.

Press Release

On November 30, 2020, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 and incorporated by reference.

Outstanding Share Count

The Company has determined that 9,026,111 Shares were issued and outstanding as of 5:00 p.m., Eastern time, on November 23, 2020.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.

99.1	Press Release, dated November 30, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

By:	/s/ Joseph J. Wallace
Joseph J. Wallace Senior Vice President and Chief Financial Officer

Date: November 30, 2020